                                  SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant   |X|
Filed by a Party other than the Registrant   | |

Check the appropriate box:

 |X| Preliminary Proxy Statement          | | Confidential, For Use of the
                                              Commission Only
                                              (as permitted by Rule 14a-6(e)(2))
 | | Definitive Proxy Statement
 | | Definitive Additional Materials
 | | Soliciting Material Under Rule 14a-12

                             NEW VISUAL CORPORATION
================================================================================
                (Name of Registrant as Specified In Its Charter)


================================================================================
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies:

             ===================================================================

         (2) Aggregate number of securities to which transaction applies:

             ===================================================================

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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| |  Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:

             ===================================================================

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

                                                          YOUR VOTE IS IMPORTANT



                       [NEW VISUAL CORPORATION LOGO HERE]


                                 PROXY STATEMENT










                                             2003 ANNUAL MEETING OF SHAREHOLDERS

                       [NEW VISUAL CORPORATION LOGO HERE]

                                                             RAY WILLENBERG, JR.
                                                           CHAIRMAN OF THE BOARD



July __, 2003



Dear Shareholder:

         I am pleased to invite you to New Visual Corporation's 2003 Annual Meeting of Shareholders. The meeting will be held at 1:00 p.m. on Monday, August 25, 2003 at the Portland Marriott Hotel, 1401 SW Naito Parkway, Portland, Oregon.

         At the meeting, you and the other shareholders will be asked to (1) elect directors to the New Visual Corporation Board; (2) approve an amendment to
Article I of our Articles of Incorporation to change our corporate name to Rim Semiconductor Company; (3) approve an amendment to Article IV of our Articles of Incorporation to increase our authorized common stock from 100 million shares to 500 million shares; and (4) ratify the appointment of Marcum & Kliegman, LLP, as our independent auditors for the current fiscal year. You will also have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about our operations, including our audited financial statements, in the enclosed Annual Report.

         Your vote is very important. We encourage you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. You also may have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.

         Thank you for your continued support of New Visual Corporation. We look forward to seeing you on August 25th.

                                Very truly yours,


                               Ray Willenberg, Jr.
                               CHAIRMAN OF THE BOARD

                                     [LOGO]

                                                     5920 FRIARS ROAD, SUITE 104
                                                     SAN DIEGO, CALIFORNIA 92108
                                                                    619.692.0333

July __, 2003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 25, 2003

         New Visual Corporation will hold its 2003 Annual Meeting of Shareholders at the Portland Marriott Hotel, 1401 SW Naito Parkway, Portland, Oregon, on Monday, August 25, 2003 at 1:00 p.m.

         We are holding this meeting:

         o To elect seven directors to serve until the 2004 Annual Meeting of Shareholders and their successors are elected and qualified;

         o To amend Article I of our Articles of Incorporation to change our name from New Visual Corporation to Rim Semiconductor Company;

         o To amend Article IV of our Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 500 million;

         o To ratify the appointment of Marcum & Kliegman, LLP, as our independent auditors; and

         o To transact any other business that properly comes before the meeting.

         Your board of directors recommends that you vote in favor of each of the proposals outlined in this proxy statement.

         Your board of directors has selected July 14, 2003 as the record date for determining shareholders entitled to vote at the meeting. A list of shareholders on that date will be available for inspection at our corporate headquarters, 5920 Friars Road, Suite 104, San Diego, California, for at least ten days before the meeting. The list also will be available for inspection at the meeting.

         This notice of annual meeting, proxy statement, proxy and our 2002 Annual Report to Shareholders are being distributed on or about July __, 2003.

                                       By Order of the Board of Directors,


                                       C. Rich Wilson III
                                       Vice President and Secretary

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS..........................................................1

ITEM 1. ELECTION OF DIRECTORS..................................................4

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS.......................7

         Committees of the Board of Directors..................................7

STOCK OWNERSHIP................................................................8

         Beneficial Ownership of Certain Shareholders, Directors and
         Executive Officers....................................................8

         Section 16(a) Beneficial Ownership Reporting Compliance...............9

ITEM 2.  AMENDMENT OF ARTICLE I OF OUR ARTICLES OF INCORPORATION TO CHANGE
         OUR NAME TO RIM SEMICONDUCTOR COMPANY................................10

         General..............................................................10

         Reasons for the Name Change..........................................10

ITEM 3.  AMENDMENT OF ARTICLE IV OF OUR ARTICLES OF INCORPORATION TO INCREASE
         THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK......................10

ITEM 4.  RATIFICATION OF INDEPENDENT AUDITORS.................................12

         Audit Committee Report...............................................13

ADDITIONAL INFORMATION CONCERNING OUR MANAGEMENT..............................14

         Executive Officers...................................................14

         Executive Compensation...............................................15

         Employment Agreements with Executive Officers........................17

         Compensation Committee Interlocks and Insider Participation..........19

         Compensation Committee Report........................................19

         Stock Performance Graph..............................................21

         Certain Relationships and Related Transactions.......................22

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS....................................23

                              QUESTIONS AND ANSWERS

Q1:    WHO IS SOLICITING MY PROXY?

A: We, the board of directors of New Visual, are sending you this proxy statement in connection with our solicitation of proxies for use at the 2003 Annual Meeting of Shareholders (the "Annual Meeting" or the "Meeting"). Certain directors, officers and employees of New Visual also may solicit proxies on our behalf by mail, phone, fax or in person.

Q2:    WHO IS PAYING FOR THIS SOLICITATION?

A: New Visual will pay for the solicitation of proxies. New Visual also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses in forwarding our proxy materials to the beneficial owners of New Visual common stock.

Q3:    WHAT AM I VOTING ON?

A: Four items: (1) the election of Ivan Berkowitz, Bruce Brown, Thomas J. Cooper, John Howell, Brad Ketch, Ray Willenberg, Jr. and C. Rich Wilson III to our board of directors; (2) the approval of an amendment to
       Article I of our Articles of Incorporation to change the company's name from New Visual Corporation to Rim Semiconductor Company; (3) the approval of an amendment to Article IV of our Articles of Incorporation to increase the number of shares of common stock from 100 million shares to 500 million shares; and (4) the ratification of Marcum & Kliegman, LLP, as our independent auditors for the current fiscal year.

Q4:    WHO CAN VOTE?

A: Only those who owned New Visual common stock at the close of business on July 14, 2003, the record date for the Annual Meeting, can vote. If you owned New Visual common stock on the record date, you have one vote per share for each matter presented at the Annual Meeting.

Q5:    HOW DO I VOTE?

A:     You may vote your shares either in person or by proxy.

       There are generally four ways to vote:

       o  by Internet at www.proxyvote.com;
       o  by toll-free telephone at___________;
       o  by completing, executing and returning your proxy card; and
       o  by written ballot at the meeting.

       Please see your proxy card for the voting options available to you. If your shares are held in a brokerage account in your broker's name (this is called street name), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

       We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your broker to vote at the Meeting.

       If you vote by Internet or telephone, your vote must be received by 11:59 p.m., Eastern Time on August 24th, the day before the meeting. Your shares will be voted as you indicate. If you return your proxy card but you do not mark your voting preference, the individuals named as proxies will vote your shares FOR the election of the seven nominees for director named in this proxy statement, FOR the amendment to our Articles of Incorporation to change our name to Rim Semiconductor Company, FOR the amendment to our Articles of Incorporation to increase our authorized common stock to 500 million shares, and FOR ratification of Marcum & Kliegman, LLP as our independent auditors.

Q6:    WHAT CONSTITUTES A QUORUM?

A: Voting can take place at the Annual Meeting only if shareholders owning a majority of the voting power of the common stock (a majority of the total number of votes entitled to be cast) are present in person or represented by effective proxies. On the record date, we had 65,879,914 shares of common stock outstanding. Both abstentions and broker non-votes are counted as present for purposes of establishing the quorum necessary for the meeting to proceed. A broker non-vote results from a situation in which a broker holding your shares in "street" or "nominee" name indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares.

Q7:    WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE MATTERS BEING PASSED?

A: ELECTION OF DIRECTORS. Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year's Meeting, the seven nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

       APPROVAL OF AN AMENDMENT TO ARTICLE I OF OUR ARTICLES OF INCORPORATION TO CHANGE OUR NAME TO RIM SEMICONDUCTOR COMPANY. To approve this item, shareholders holding a majority of the total voting power of the common stock must affirmatively vote to approve the matter. Abstentions and broker non-votes have the same effect as votes "against" the proposal.

       APPROVAL OF AN AMENDMENT TO ARTICLE IV OF OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK. To approve this item, shareholders holding a majority of the total voting power of the common stock must affirmatively vote to approve the matter. Abstentions and broker non-votes have the same effect as votes "against" the proposal.

       RATIFICATION OF INDEPENDENT AUDITORS. To ratify the appointment of Marcum & Kliegman, LLP, as our independent auditors for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the Meeting must affirmatively vote to approve the matter. Abstentions have the same effect as votes "against" the proposal, while broker non-votes have no effect at all.

Q8:    HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE MATTERS PROPOSED?

A: The board of directors of New Visual unanimously recommends that shareholders vote FOR each of the proposals submitted at this year's Annual Meeting.

Q9:    WILL THERE BE OTHER MATTERS PROPOSED AT THE ANNUAL MEETING?

A: New Visual's bylaws limit the matters presented at the Annual Meeting to those in the notice of the meeting (or any supplement), those otherwise properly presented by the board of directors and those presented by shareholders so long as the shareholder complies with certain advance notice requirements. Please refer to the section of this proxy statement captioned "Annual Meeting Advance Notice Requirements" for a description of these requirements. We do not expect any other matter to come before the Annual Meeting. However, if any other matter is presented, your signed proxy gives the individuals named as proxies authority to vote your shares in their discretion.

Q10: WHEN ARE 2004 SHAREHOLDER PROPOSALS DUE IF THEY ARE TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS?

A: To be included in our proxy statement for the 2004 Annual Meeting of Shareholders, a shareholder proposal must be received at New Visual's offices no later than [DATE], 2004 (unless next year's meeting date is before July 26 or after September 24, in which case a proposal must be received a reasonable time before we begin to print and mail next year's proxy materials, and in compliance with the advance notice requirements of our bylaws). To curtail controversy as to the date on which the Company received a proposal, we suggest that proponents submit their proposals by certified mail, return receipt requested.

                                     ITEM 1.
                              ELECTION OF DIRECTORS

         The board of directors of New Visual has currently set the number of directors constituting the whole board at seven. At the Annual Meeting, you and the other shareholders will elect seven individuals to serve as directors until the 2004 Annual Meeting and their successors are elected and qualified. All nominees are currently serving as directors of New Visual.

         Directors need the affirmative vote of holders of a plurality of the voting power present to be elected. At this year's Meeting, the seven nominees receiving the greatest number of votes will be deemed to have received a plurality of the voting power present. Neither abstentions nor broker non-votes will have any effect on the election of directors.

         The persons designated as proxies will vote the enclosed proxy for the election of all of the nominees unless you direct them to withhold your vote for any one or more nominees. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxies may vote for a substitute or we may reduce the number of members of the board. We recommend a vote FOR each of the nominees.

         Below are the names and ages of the nominees for director, the years they became directors, their principal occupations or employment for at least the past five years and certain of their other directorships, if any.

         o    IVAN BERKOWITZ      AGE 56, A DIRECTOR SINCE AUGUST 2000.

                                  Mr. Berkowitz has served as a member of our board of directors since August 2000 and was named Vice Chairman of the Board in June 2001. Since 1993, Mr. Berkowitz has served as the managing general partner of Steib & Company, a privately held New York-based investment company. Currently, Mr. Berkowitz serves on the board of directors of ConnectivCorp, a deep content provider that facilitates online connections between consumers and health-oriented companies. Since 1989, Mr. Berkowitz has served as President of Great Court Holdings Corporation, a privately held New York-based investment company. Mr. Berkowitz holds a B.A. from Brooklyn College, an MBA from Baruch College, City University of New York, and a Ph.D. in International Law from Cambridge University.

         o    BRUCE BROWN         AGE 65, A DIRECTOR SINCE JUNE 2000.

                                  Mr. Brown has served as a member of our board of directors since June 2000. Over the past 30 years, Mr. Brown has been an independent director and producer of motion pictures. He was nominated for an Academy Award in 1971 for directing "ON ANY SUNDAY," a motorcycle adventure film starring Steve McQueen. Mr. Brown has earned worldwide distinction as the director and producer of the first of its kind documentary, "ENDLESS SUMMER," which is the second highest grossing documentary film of all time. Its sequel, "ENDLESS SUMMER 2," also directed by Mr. Brown, grossed more than $10 million in its first year of theatrical distribution. Mr. Brown has collaborated with us to produce "STEP INTO LIQUID," a new surfing adventure film for mainstream theatrical release. Mr. Brown's other movie credits include "SLIPPERY WHEN WET," "SURFIN' SHORTS," "SURF CRAZY," "SURFIN' HOLLOW DAYS," "BAREFOOT ADVENTURE" and "WATERLOGGED."

         o    THOMAS J. COOPER    AGE 54, A DIRECTOR SINCE MARCH 2002.

                                  Mr. Cooper has served as a member of our board of directors since March 2002. From June 1 to December 2, 2002, Mr. Cooper served as our President and Chief Executive Officer. Mr. Cooper has been engaged in the development, creation and management of global sales and marketing platforms for businesses operating in the areas of high technology, real estate, office automation, and telecommunications for the past 30 years. From 1994 to 2002, Mr. Cooper served in various high-ranking positions at GlobespanVirata Corporation (formerly Virata), most recently as Senior Vice President, Corporate Development (from July 1999 to February 2002), where he was responsible for the development and implementation of long range growth strategies, including defining global partnership initiatives, identifying potential acquisition and joint venture candidates, and directing strategic investment of corporate capital into select ventures in which the company acquired minority stakes. From 1994 until 1999, Mr. Cooper served as Virata's Senior Vice President, Worldwide Sales and Marketing, where he oversaw all aspects of the company's product sales and marketing, corporate marketing/communications and public relations. During his tenure, Virata grew its revenues from $8.9 million in 1998, $9.3 million in 1999, and $21.8 million in 2000, to over $120 million in 2001.

                                  Prior to joining Virata, Mr. Cooper served in senior sales and management positions at Hewlett-Packard, Trammell Crow Company, Rubloff, Inc., Network Equipment Technologies and Pedcom, Inc. He also has seven pending U.S. patents for networking method or product. Mr. Cooper also serves on the boards of directors of Bsafeonline.com, Inc., a distributor of Internet filtering and security applications, and RolaTube Technology, Ltd., the developer and patent-holder of a new materials technology called Bi-stable Reeled Composite (BRC) technology, which is headquartered in the United Kingdom. After earning a Bachelor of Arts degree from Hamilton College, Mr. Cooper graduated MAGNA CUM LAUDE from the University of Toledo, where he earned his MBA.

         o    JOHN HOWELL         AGE 57, A DIRECTOR SINCE APRIL 2000.

                                  Mr. Howell has served as a member of our board of directors since April 2000 and was our Executive Vice President from July 2000 until October 2002. In May 2003, Mr. Howell was named President and Chief Operating Officer of Nutrastar Incorporated, a nutraceutical company that manufactures and markets whole food supplements derived from stabilized rice bran that target specific human diseases. Mr. Howell also serves as a director of Nutrastar Incorporated. From October 2002 to April 2003, Mr. Howell served as Executive Vice President and Chief Operating Officer of Kingdom Ventures, Inc. a manufacturer and global distributor of products and services primarily marketed to the faith-based consumer. From January 1998 until October 1998, Mr. Howell served as Vice President of TeraGlobal Communications Corp., a manufacturer of hardware for the convergence of voice, video and data. From 1997 to 1998, Mr. Howell was Chief Executive Officer of EVERSYS Corporation, a manufacturer of computer equipment for the local area network. Mr. Howell has a Bachelor of Science degree in Aerospace Entineering from Oregon State University.

         o    BRAD KETCH          AGE 41, A DIRECTOR SINCE DECEMBER 2002.

                                  Mr. Ketch has served the Company in various roles since March 2002. He has served as our President and Chief Executive Officer, as well as a director, since December 2002. In March 2002, Mr. Ketch became a consultant with us on our broadband technology and served in that capacity until July 2002, when he became our Chief Marketing Officer. With over 18 years experience creating shareholder value through broadband telecommunications products and services, Mr. Ketch, from October 2001 to March 2002, served as CEO of Kentrox LLC, a manufacturer and marketer of data networking equipment. At Kentrox, Mr. Ketch was responsible for a company with 260 employees and $90 million in annual revenues. From January 2001 to October 2001 Mr. Ketch implemented strategic plans for telecom service providers and equipment manufacturers through his telecommunications consulting company, Brad Ketch & Associates, of which he was founder and President. From February 1999 to January 2001 he was Senior Vice President of Sales and Marketing for HyperEdge Corporation, a company he co-founded. HyperEdge acquired and integrated broadband access equipment manufacturers to further enable service providers to deliver broadband access to the "Last Mile." From August 1997 through February 1999, Mr. Ketch implemented strategic business and technical plans for competitive local exchange carrier network access and created products targeted at the incumbent local exchange carrier market as a consultant to various telecommunications companies as a consultant with Brad Ketch & Associates. Prior to August 1997 he served in various capacities at Nortel, Advanced Fibre Communications and Cincinnati Bell. Mr. Ketch has a Bachelor of Arts degree in Economics from Wheaton College and a MBA from Northwestern University.

         o    RAY WILLENBERG, JR. AGE 51, A DIRECTOR SINCE OCTOBER 1996.

                                  Mr. Willenberg served as our President, Chief Executive Officer and Chairman of the Board from April 1997 until May 2002. He was elected a director in October 1996 and currently serves as our Chairman and Executive Vice President. Mr. Willenberg joined us as Vice President and Corporate Secretary in 1996. From 1972 to 1995, Mr. Willenberg was Chief Executive Officer of Mesa Mortgage Company in San Diego, California.

         o    C. RICH WILSON III  AGE 34, A DIRECTOR SINCE APRIL 2000.

                                  Mr. Wilson has served as Vice President,
                                  Secretary and a member of our Board of
                                  Directors since April 2000. Since July 1995,
                                  Mr. Wilson has served as an employee or
                                  independent contractor of New Visual,
                                  providing marketing, sales and business
                                  development services. In addition to serving as our Vice President and corporate Secretary, Mr. Wilson is Vice President of Marketing for our wholly-owned subsidiary, NV Technology, Inc., where he is responsible for technical research and marketing, strategic alliances and business development. From March 1993 through July 1995, Mr. Wilson was National Marketing Manager for Spevco, Inc., a special events marketing firm. Mr. Wilson holds a Bachelor of Arts degree in English from the University of North Carolina at Charlotte.

            ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

         The board of directors of New Visual met five times during the fiscal year ended October 31, 2002. No director who served during the 2002 fiscal year attended fewer than 75% of the meetings of the Board and of committees of the Board of which he was a member. Other actions were taken by unanimous consent in lieu of a meeting during the fiscal year ended October 31, 2002. In addition to regularly scheduled meetings, a number of directors were involved in numerous informal meetings with management, offering valuable advice and suggestions on a broad range of corporate matters.

         During 2002, it was our policy to pay each outside director $2,000 for each meeting of our Board of Directors attended and for each committee meeting attended. In addition, we have granted stock and stock options to the directors to compensate them for their services. Our directors are eligible to receive stock option grants under our 2000 Omnibus Securities Plan. During 2002, we granted Bruce Brown and Ivan Berkowitz, our non-employee directors, options to purchase 150,000 and 250,000 shares of our common stock, respectively, at an exercise price of $0.42 per share. The options were all granted under our 2000 Omnibus Securities Plan and vested quarterly on April 30, 2002, July 31, 2002, October 31, 2002 and January 31, 2003. We reimburse our directors for reasonable expenses incurred in traveling to and from board or committee meetings. In addition, through December 31, 2002, Mr. Berkowitz was entitled to receive $2,000 per week for serving as our Vice Chairman. $18,000 of this amount has been deferred.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our board of directors operates with the assistance of the Audit Committee and the Compensation Committee. The function of the Audit Committee is to:

         o make recommendations to the full board of directors with respect to appointment of the Company's independent auditors; and

         o meet periodically with our independent auditors to review the general scope of audit coverage, including consideration of our accounting practices and procedures, our system of internal accounting controls and financial reporting.

         The Audit Committee adopted a written charter governing its actions on June 26, 2000. During the 2002 fiscal year, our Audit Committee was comprised of three independent directors within the meaning of Rule 4200 of the listing standards of the National Association of Securities Dealers. The Audit Committee met five times during the fiscal year ended October 31, 2002. In March 2002, two members of the Audit Committee resigned from the board of directors and its committees. Bruce Brown was named to the Audit Committee at that time. Mr. Brown may not be deemed "independent" under these standards because of his agreement with us to produce STEP INTO LIQUID.

         Ivan Berkowitz and Bruce Brown serve on the Audit Committee, with Mr. Berkowitz serving as Chairman. For a more detailed discussion of the Audit Committee, see "Audit Committee Report."

         The function of the Compensation Committee is to review and approve the compensation arrangements for our executive officers. Ivan Berkowitz and Bruce Brown serve on the Compensation Committee, with Mr. Berkowitz serving as Chairman. The Compensation Committee met once during the fiscal year ended October 31, 2002. For a more detailed discussion of the Compensation Committee, see "Compensation Committee Report."

         We do not maintain a formal nominating committee.

                                 STOCK OWNERSHIP

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information as of July 14, 2003, concerning all persons known by us to own beneficially more than 5% of our common stock and concerning shares beneficially owned by each director and named executive officer and by all directors and executive officers as a group. Unless expressly indicated otherwise, each shareholder exercises sole voting and investment power with respect to the shares beneficially owned. The address for each of our executive officers and directors is 5920 Friars Road, Suite 104, San Diego, CA 92108.

         In accordance with the rules of the SEC, the table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and common stock purchase warrants within 60 days of July 14, 2003. Unless otherwise noted in the footnotes to the table and subject to community property laws where applicable, the following individuals have sole voting and investment control with respect to the shares beneficially owned by them. The address of each executive officer and director is c/o New Visual Corporation, 5920 Friars Road, Suite 104, San Diego, California 92108. We have calculated the percentages of shares beneficially owned based on 65,879,914 shares of common stock outstanding at July 14, 2003.

                                                                    SHARES BENEFICIALLY OWNED
                                                                --------------------------------
                        PERSON OR GROUP                            NUMBER             PERCENT(1)
-----------------------------------------------------------     -------------        -----------
Ray Willenberg, Jr.                                              2,565,780(2)           3.83%
C. Rich Wilson III                                               1,053,900(3)           1.58%
Thomas J. Cooper                                                   532,258(4)             *
John Howell                                                        971,602(5)           1.47%
Bruce Brown                                                        175,250(6)             *
Ivan Berkowitz                                                   1,269,375(7)           1.91%
Brad Ketch                                                         605,000(8)             *
Thomas J. Sweeney                                                       --                --
All executive officers and directors as a group (8 persons)      7,173,165(9)          10.26%
Charles R. Cono                                                  3,929,500(10)          5.96%
Zaiq Technologies, Inc.                                          8,400,000(11)         11.31%

---------------
* Less than 1%.
(1) Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days.
(2)  Includes options to purchase 1,117,500 shares of common stock.
(3)  Includes options to purchase 742,500 shares of common stock.
(4)  Includes options to purchase 500,000 shares of common stock.
(5)  Includes options to purchase 160,000 shares of common stock.
(6)  Includes options to purchase 160,000 shares of common stock.
(7)  Includes options to purchase 722,500 shares of common stock.
(8)  Includes options to purchase 605,000 shares of common stock.
(9)  Includes options to purchase an aggregate 4,007,500 shares of common stock.
(10) Includes 3,929,500 shares of common stock held by the Charles R. Cono Trust, of which Mr. Cono is the trustee. Mr. Cono's address is 550 Baltimore Drive, La Mesa, California 91942-1176.
(11) Reflects common stock issuable on conversion of 3,192 shares of Series B Preferred Stock at an assumed conversion price of $0.00038 on July 14, 2003. The address of Zaiq Technologies, Inc. is 78 Dragon Court, Woburn, MA 01801.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of our officers and directors and each person who owns more than 10% of a registered class of our equity securities to file with the SEC an initial report of ownership and subsequent reports of changes in such ownership. Such persons are further required by SEC regulation to furnish us with copies of all Section 16(a) forms (including Forms 3, 4 and 5) that they file. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2002, or written representations from certain reporting persons, we believe all of our directors and executive officers met all applicable filing requirements, except as described in this paragraph. Ivan Berkowitz, Bruce Brown, Thomas J. Cooper, John Howell, C. Rich Wilson III and Ray Willenberg, Jr. each filed late Form 5's for fiscal year 2002. Each of the Form 5's reported a single transaction, with the exception of the Form 5's filed by Mr. Howell, Mr. Wilson and Mr. Willenberg, each of which reported two transactions. In addition, Mr. Howell and Mr. Cooper each filed a late Form 4 during fiscal 2002 reporting one transaction each.

                                     ITEM 2.
        AMENDMENT OF ARTICLE I OF OUR ARTICLES OF INCORPORATION TO CHANGE
                     OUR NAME TO RIM SEMICONDUCTOR COMPANY

GENERAL

         Our Board of Directors has unanimously approved, and recommends that the shareholders adopt, a proposal to amend Article I of our Articles of Incorporation to change the name of the Company from New Visual Corporation to Rim Semiconductor Company. The text of this proposed amendment is as follows:

         "The name of the corporation (hereinafter called "Corporation") is Rim Semiconductor Company."

REASONS FOR THE NAME CHANGE

         The Board of Directors believes our current name, New Visual Corporation, suggests a focus on our former business of filmed entertainment rather than our current business focus as a fabless semiconductor company. The Board of Directors believes that it is in our best interest to change our name in order to reflect our current and future business activities and strategic direction. The Board of Directors feels that changing the company's name to Rim Semiconductor Company better reflects our business as a fabless semiconductor company.

         If the shareholders approve this proposal, it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Utah. Approval of the proposed amendment requires the affirmative vote of shareholders holding a majority of the total voting power of the common stock. Abstentions and broker non-votes have the same effect as votes "against" the proposal.

         We recommend a vote FOR the amendment to Article I of our Articles of Incorporation to change our name to Rim Semiconductor Company.

                                     ITEM 3.
      AMENDMENT OF ARTICLE IV OF OUR ARTICLES OF INCORPORATION TO INCREASE
                THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

         Our Board of Directors recommends that the shareholders approve an amendment to our Articles of Incorporation to increase the number of authorized shares of common stock from 100 million to 500 million shares.

         Each share of newly authorized common stock will have the same rights and privileges as each share of existing common stock. Until an authorized share of common stock is issued, it is not counted in the number of shares that are outstanding, does not have a vote, and does not decrease our earnings or loss per share. The amendment will not affect the number of shares of preferred stock currently authorized.

REASONS FOR APPROVING THE INCREASE IN AUTHORIZED SHARES

         As of July 14, 2003, we had 65,879,914 shares of common stock outstanding. We also had approximately 21,700,000 shares of common stock reserved for possible future issuance in connection with outstanding options, warrants, convertible notes and Series B Preferred Stock. Many of these shares may never actually be issued. For example, some of our outstanding options may not vest, and many of our outstanding options and warrants have exercise prices well in excess of our current market price per share, making their exercise unlikely. Nevertheless, we intend to keep reserved for future issuance a sufficient number of shares of our authorized common stock to honor our commitment to issue common stock in the event these options or warrants are exercised or convertible securities are converted.

         In addition, we need to reserve and keep available a large number of shares of common stock in connection with our May 26, 2003 loan agreement with Mercatus & Partners Ltd. ("Mercatus"). Under the loan agreement, Mercatus agreed to use its best efforts to loan us up to $6 million in a series of loans, each of which will be secured by our issuance to Mercatus of shares of a series of our preferred stock. If we default on the loan, these shares of preferred stock would then become convertible into shares of our common stock on a 1 for 1,000 basis. Otherwise, they are not convertible, are not entitled to dividends, and have no voting rights except as required by law. Except for the preferred stock used to collateralize the loans, the loans are unsecured and are made without recourse to us or our assets.

         To date, we have issued approximately 92,000 shares of preferred stock to Mercatus in connection with proposed loans to us of approximately $2,427,000. If these loans are not made, the shares of preferred stock will not be convertible, will have no liquidation preference, and must be returned to us on request under the loan agreement. We agreed in the loan agreement to use our best efforts to authorize, reserve and keep available a sufficient number of shares of common stock in case we default on the loans and Mercatus desires to convert its preferred stock into common stock. If these loans are made, we will need to reserve and keep available approximately 92,000,000 shares of our authorized common stock.

         We do not know how many additional shares of preferred stock may be necessary to collateralize other loans that may be made in the future under the loan agreement, but we assume that we may need to issue 150,000 or more shares of preferred stock to collateralize the entire $6 million proposed loan amount. As a result, we may need to reserve 242,000,000 or more shares of common stock solely to serve as collateral for loans under the Mercatus loan agreement.

         As of the date of this Proxy Statement, we therefore have approximately 70 million shares of common stock outstanding and potential or actual commitments to reserve an additional 263.7 million shares of common stock, or more, for issuance upon conversion or exercise of the securities described above.

         The Board of Directors believes that the proposed increase in authorized common stock is advisable to satisfy our current and potential future commitments to reserve shares, notwithstanding the fact that many of these reserved shares of common stock may never be issued. The Board of Directors also believes that having additional shares of common stock available for issuance, without the delay necessitated by a shareholders meeting, will benefit us under many circumstances by providing us with the flexibility required to consider and respond to future business opportunities and financial needs as they arise.

         To the extent that shares of common stock are authorized but not issued in connection with the above transactions, such shares will be available for our issuance in the future. Shareholder approval will not be required for any such future issuance, except as may be required by applicable law or the rules of any stock exchange on which our securities may then be listed. The Board of Directors believes that the availability of additional authorized shares may allow New Visual to redeem, convert or restructure indebtedness, issue stock dividends or distributions, take prompt advantage of market and other conditions in connection with possible financings or acquisitions, and issue common stock for other proper corporate purposes when such action is deemed advisable or desirable by the Board of Directors.

         In order to increase the number of authorized shares of our common stock, we will need to amend the first paragraph of Article Four of our Articles of Incorporation. Currently, our Articles of Incorporation provide for the issuance of up to 100 million shares of common stock. The Board of Directors unanimously adopted a resolution proposing and declaring advisable that Article Four of our Articles of Incorporation be amended in order to increase the number of authorized shares of common stock to 500 million shares and recommending the adoption of the proposed amendment by our shareholders. If approved, the text of this amended first paragraph of Article Four would read as follows:

         "The aggregate number of shares which the Corporation shall have the authority to issue is five hundred fifteen million shares (515,000,000), of which five hundred million shares (500,000,000) shall be designated as Common Stock, $.001 par value per share and fifteen million shares (15,000,000) shall be designated as Preferred Stock, $.01 par value per share."

         If the shareholders approve this proposal, it will become effective upon filing of an amendment to the Articles of Incorporation with the Secretary of State of the State of Utah.

         Approval of the proposed amendment requires the affirmative vote of shareholders holding a majority of the total voting power of the common stock. Abstentions and broker non-votes have the same effect as votes "against" the proposal. As a condition to the Mercatus loan agreement, each of the directors has agreed to vote his shares in favor of this proposal. As of the record date, our directors held 3,165,665 shares of common stock, which represents approximately 4.8% of our outstanding shares.

          We recommend a vote FOR the proposal to amend Article IV of our Articles of Incorporation to increase our authorized common stock to 500 million shares.

                                     ITEM 4.
                      RATIFICATION OF INDEPENDENT AUDITORS

         The board of directors has appointed Marcum & Kliegman, LLP ("Marcum") to serve as our independent auditors for the fiscal year ending October 31, 2003 and is soliciting your ratification of that appointment.

         On September 6, 2002, we dismissed our former auditors, Grassi & Co., CPAs, P.C. ("Grassi") because several Grassi partners and employees familiar with our business left Grassi to become partners and employees of Marcum. The decision to change accountants was approved by the Audit Committee on September 6, 2002. During the two years preceding Grassi's dismissal, there were no disagreements between us and Grassi on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements (if not resolved to the satisfaction of Grassi) would have caused Grassi to make reference in connection with their report to the subject matter of the disagreements. Grassi's reports on New Visual's consolidated financial statements for the fiscal years ended October 31, 2000 and October 31, 2001 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty or audit scope or accounting principles. Prior to retaining Marcum, we did not consult with them regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events set forth in
Item 304(a)(2) of Regulation S-K.

         Marcum has served as our independent auditors since September 2002. In their role as independent auditors, Marcum reports on our financial statements. They also assist us with due diligence activities in connection with our acquisitions and provide general accounting and tax consulting. Representatives of Marcum will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         Your ratification of the Board's selection of Marcum is not necessary because the board of directors has responsibility for selection of our independent auditors. However, the board of directors and the Audit Committee will take your vote on this proposal into consideration when selecting our independent auditors in the future.

         Marcum has informed us that neither the firm nor any of its members or associates has any direct financial interest or material indirect financial interest in our affiliates or us. During the fiscal year ended October 31, 2002, we were billed the following fees by Marcum:

         AUDIT FEES. The aggregate fees billed by Marcum to us for professional services rendered for the audit of our annual financial statements for our fiscal year ended October 31, 2002 and the reviews of the unaudited financial statements included in our quarterly reports on Form 10-Q for 2002 were $142,900.

         FINANCIAL INFORMATION SYSTEM DESIGN AND IMPLEMENTATION FEES. Marcum billed no fees to us for the professional services described in Paragraph
(c)(4)(ii) of Rule 2-01 of Regulation S-X (financial design and implementation services). Marcum rendered no such services to us for the fiscal year ended October 31, 2002.

         ALL OTHER FEES. The aggregate fees billed by Marcum to us for professional services rendered for the fiscal year ended October 31, 2002, other than Audit Fees and Financial Information Systems Design and Implementation Fees described in the preceding two paragraphs, were $7,400 for non-financial statement audit services such as due diligence procedures associated with mergers and acquisitions; $15,200 for tax services; and $16,500 for other regulatory filings. The Audit Committee of the board of directors has concluded that the provision of these non-audit services is compatible with maintaining Marcum's independence.

         To ratify the appointment of Marcum as our independent auditors for the current fiscal year, shareholders holding a majority of the shares represented in person or by proxy at the Meeting must affirmatively vote to approve the matter. Abstentions have the same effect as votes "against" the proposal, while broker non-votes have no effect at all.

         We recommend a vote FOR the ratification of Marcum as our independent auditors for the current fiscal year.

AUDIT COMMITTEE REPORT

         The Audit Committee's responsibilities are set forth in the Audit Committee Charter. The Audit Committee assists the full board of directors in fulfilling its oversight responsibilities. Our management prepares financial statements and establishes the system of internal control.

         In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the acceptability as well as the appropriateness, of significant accounting principles. The Audit Committee also reviewed with management the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements.

         The Audit Committee reviewed with our independent accountants, Marcum & Kliegman, LLP, its judgments as to the acceptability as well as appropriateness of the Company's application of accounting principles. Marcum has the responsibility for expressing an opinion on the conformity of the Company's audited financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with Marcum matters required to be discussed under Statement on Auditing Standards No. 61 (Communicating with Audit Committees).

         In addition, the Audit Committee discussed with Marcum its independence from management and the Company, the matters included in the written disclosures required by the Independence Standards Board, and the impact on auditor independence of non-audit related services provided to us by Marcum during the 2002 fiscal year. The Committee concluded that Marcum is independent from the Company and its management.

         The Audit Committee discussed with Marcum the overall scope and plans for its audit. The Audit Committee meets with Marcum with and without management present to discuss the results of its audits, its opinions of the Company's system of internal controls, and the overall quality of the Company's financial reporting.

         The Audit Committee held four meetings in fiscal 2002.

         In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 31, 2002 for filing with the SEC. The Audit Committee and the full board of directors have also recommended the selection of Marcum & Kliegman, LLP as the Company's independent accountants for 2003.

                           Ivan Berkowitz (Chair)             Bruce Brown

                ADDITIONAL INFORMATION CONCERNING OUR MANAGEMENT

EXECUTIVE OFFICERS

         Below are the names and ages of our executive officers and a brief description of their prior experience.

         BRAD KETCH                AGE 41, CHIEF EXECUTIVE OFFICER. See
                                   biography of Mr. Ketch on page 6.

         RAY WILLENBERG, JR.       AGE 51, CHAIRMAN OF THE BOARD AND EXECUTIVE
                                   VICE PRESIDENT. See biography of Mr.
                                   Willenberg on page 6.

         C. RICH WILSON III        AGE 34, VICE PRESIDENT AND SECRETARY. See
                                   biography of Mr. Wilson on page 7.

         THOMAS J. SWEENEY         AGE 52, CHIEF FINANCIAL  OFFICER.  Mr.
                                   Sweeney has served as our Chief Financial
                                   Officer since April 2001. He holds a B.B.A.

                                   in Accounting and a M.B.A. from The
                                   University of Texas at Austin. He is also a Certified Public Accountant licensed in the state of Texas. Since July of 2000, Mr. Sweeney has been a partner in Tatum CFO Partners LLP. From November 2000 through March 2001 he served as Chief Financial Officer of Mitchell International, a provider of data and software for the insurance and automotive collision repair industries. During 2000, Mr. Sweeney served as Chief Financial Officer of Edapta, Inc. an Internet startup company providing personalized graphical user interfaces for special applications. From February 1994 through 1999, Mr. Sweeney served as Chief Financial Officer of Coral Biotechnology, Inc., a company that he co-founded, which manufactures and sells a line of automated diagnostics products to the clinical laboratory market.

EXECUTIVE COMPENSATION

         For services rendered during the fiscal year ended October 31, 2002, five executive officers received cash compensation in excess of $100,000. The following table sets forth information regarding compensation paid to such individuals, including our Chief Executive Officers, for the fiscal years ended October 31, 2002, 2001 and 2000.

                                     SUMMARY COMPENSATION TABLE

                                                                                 RESTRICTED  SECURITIES
                                                                OTHER ANNUAL       STOCK     UNDERLYING
NAME AND PRINCIPAL POSITION(S)         YEAR        SALARY       COMPENSATION      AWARD(S)     OPTIONS
------------------------------         ----        ------       ------------      --------     -------

Thomas J. Cooper                       2002     $ 129,500(2)    $      --            --      2,000,000(3)
Chief Executive Officer(1)             2001            --              --            --             --
                                       2000            --              --            --             --

Ray Willenberg, Jr.                    2002       258,406(5)           --            --        350,000
Chairman of the Board, Chief           2001       229,167              --            --         20,000
Executive Officer, President and       2000       190,417         112,500(6)         --        750,000
Executive Vice President (4)

C. Rich Wilson III                     2002       166,329(7)       91,875(8)         --        600,000
Vice President and  Secretary          2001       149,580              --            --         20,000
                                       2000        62,500              --            --        125,000

Thomas J. Sweeney                      2002       133,455(9)           --            --             --
Chief Financial Officer                2001        82,294              --            --             --
                                       2000            --              --            --             --

John Howell                            2002        96,250(10)     264,763(11)   500,000(12)         --
Executive Vice President               2001        15,000              --            --         20,000
                                       2000         5,000              --            --        210,000(13)

--------------
(1) Mr. Cooper served as our Chief Executive Officer from June 1, 2002 until December 2, 2002.

(2) Includes $62,500 in earned, but deferred payroll unpaid as of October 31, 2002 and $4,500 of consulting fees paid to Mr. Cooper prior to his employment with us.
(3) Includes 1,500,000 options cancelled pursuant to Mr. Cooper's Severance Agreement. See "Certain Relationships and Related Transactions - Thomas
         J. Cooper."
(4) Mr. Willenberg served as our President and Chief Executive Officer until June 1, 2002, when Mr. Cooper became Chief Executive Officer and Mr. Willenberg became Executive Vice President.
(5) Includes $14,250 in earned, but deferred payroll unpaid as of October 31, 2002.
(6) Represents the issuance to Mr. Willenberg in November 1999 of 562,500 shares of common stock valued at $0.20 per share.
(7) Includes $29,999 in earned, but deferred payroll unpaid as of October 31, 2002.
(8) Represents the issuance to Mr. Wilson in February 2002 of 250,000 shares of common stock valued at $0.37 per share.
(9) Includes $13,514 in earned, but deferred payroll unpaid as of October 31, 2002.
(10) Includes $10,833 in earned, but deferred payroll unpaid as of October 31, 2002.
(11) Represents the issuance to Mr. Howell in February 2002 of 235,000 shares of common stock valued at 0.37 per share, and includes the forgiveness of $178,400 of loans from the Company. See "Certain Relationships and Related Transactions - John Howell."
(12) Represents 100% of Mr. Howell's restricted stock holdings at the end of the fiscal year, valued at $215,000. The restricted stock award was to vest in four equal installments of 125,000 shares on April 30, 2002, July 31, 2002, October 31, 2002 and January 31, 2003. This schedule was accelerated pursuant to Mr. Howell's Separation Agreement. See "Certain Relationships and Related Transactions - John Howell."
(13) Includes 70,000 options cancelled in connection with the execution of a new employment agreement with Mr. Howell.

         In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.

         STOCK OPTIONS GRANTED DURING THE YEAR ENDED OCTOBER 31, 2002. The following table sets forth information with respect to the stock options granted in the last fiscal year to the persons set forth in the Summary Compensation Table (the "named executive officers").

                                OPTION GRANTS IN THE LAST FISCAL YEAR

                                                   PERCENT OF TOTAL
                          NUMBER OF SECURITIES    OPTIONS GRANTED TO    EXERCISE OR
                               UNDERLYING            EMPLOYEES IN       BASE PRICE     EXPIRATION       GRANT DATE
          NAME             OPTIONS GRANTED (#)       FISCAL YEAR         ($/SHARE)        DATE       PRESENT VALUE(1)
          ----             -------------------       -----------         ---------        ----       ----------------

Thomas J. Cooper              1,500,000(2)              44.6%             $ 1.02         3/22/12       $ 1,740,000
                                500,000(3)              14.9%               0.39         2/25/12           165,000

Ray Willenberg, Jr.             250,000(4)               7.4%               0.42         2/25/12            75,000
                                100,000(5)               3.0%               1.02         3/22/12           116,000

C. Rich Wilson III              600,000(4)              17.8%               0.42         2/25/12           180,000

John Howell                          --                 --                    --           --                   --

Thomas J. Sweeney                    --                 --                    --           --                   --

(1) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value for the options granted: expected life of this option of five years, volatility at 53.89%, dividend yield of 0.0% and discount rate of 5.5%.
(2) These options were to vest quarterly over three years beginning June 1, 2002 in 12 equal installments. These options were all cancelled pursuant to Mr. Cooper's Separation Agreement with the Company. See "Certain Relationships and Related Transactions - Thomas J. Cooper."
(3) 250,000 of the options vested on the grant date, February 25, 2002, and the remainder vest quarterly in four equal installments of 62,500, beginning May 25, 2002.
(4) The options vested quarterly, in four equal installments beginning April 30, 2002.
(5)      100% of the options vested on the grant date, March 22, 2002.

         YEAR-END OPTION VALUES. The named executive officers did not exercise any stock options during the year ended October 31, 2002. The following table sets forth information as of October 31, 2002 concerning options held by the named executive officers.

                           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                  AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                           OPTIONS AT FY-END (#)             OPTIONS AT FY-END
                                                        ----------------------------   ----------------------------
                           SHARES
                        ACQUIRED ON        VALUE
        NAME            EXERCISE (#)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
-------------------     ------------    ------------    -----------    -------------   -----------    -------------
Thomas J. Cooper           -----           -----          625,000(1)    1,375,000(1)   $   22,500     $   7,500
Ray Willenberg, Jr.        -----           -----          865,000         255,000           5,625         1,875
C. Rich Wilson III         -----           -----          558,750         186,250          13,500         4,500
John Howell                -----           -----          160,000           -----               0             0
Thomas J. Sweeney          -----           -----            -----           -----           -----         -----

------------------
(1) Includes 250,000 exercisable and 1,250,000 unexercisable options, all cancelled pursuant to Mr. Cooper's Severance Agreement with the Company. See "Item 13 - Certain Relationships and Related Transactions
         - Thomas J. Cooper."

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

         RAY WILLENBERG, JR. On February 11, 2000, we entered into an employment agreement with Ray Willenberg, Jr., our Chief Executive Officer during part of the 2002 fiscal year. The agreement began on April 1, 2000 for a three year term and provided for Mr. Willenberg to receive an initial base salary of $250,000, with annual increases of $50,000 each April. Mr. Willenberg agreed to forego this increase in both 2001 and 2002. On March 22, 2002, in connection with the hiring of Thomas J. Cooper as our Chief Executive Officer, we entered into a new employment agreement with Mr. Willenberg. Pursuant to this new agreement, Mr. Willenberg agreed to continue to serve as our Chief Executive Officer until June 1, 2002 and to serve as an Executive Vice President thereafter. Under the terms of the new agreement, Mr. Willenberg will continue to serve as our Chairman of the Board and as the President of our wholly-owned subsidiary, NV Entertainment, Inc. Mr. Willenberg is entitled to receive a base salary of $175,000 per year. He is also entitled to an annual bonus based upon the annual revenues we receive in connection with our feature film production, STEP INTO LIQUID, and the gross proceeds we receive from sales of our equity or debt securities obtained as a result of Mr. Willenberg's personal efforts.

         Mr. Willenberg may be terminated for "cause," as defined in his employment agreement. If Mr. Willenberg is terminated without "cause" or leaves New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Willenberg is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

         THOMAS J. COOPER. On March 22, 2002, we entered into an employment agreement with Thomas J. Cooper to serve as our Chief Executive Officer commencing June 1, 2002. Mr. Cooper's agreement, which was for a three-year term, began on March 22, 2002 and was terminated on December 2, 2002. The agreement provided for Mr. Cooper to receive an annual base salary of $250,000 per year, commencing June 1, 2002. Prior to that date, the agreement provided for Mr. Cooper to receive a base salary of $125,000 per year. The agreement also entitled Mr. Cooper to an annual bonus, payable in cash or stock, in the discretion of the Board. In addition, the agreement provided for Mr. Cooper to receive an option to purchase 1,500,000 shares of our common stock. This option was terminated pursuant to our Separation Agreement with Mr. Cooper, which is described below under the heading "Certain Relationships and Related Transactions."

         Mr. Cooper's agreement provided that he could be terminated for "cause," as defined in his employment agreement. If Mr. Cooper were terminated without "cause" or left New Visual for "good reason," each as defined in the agreement, the agreement provided for him to receive a severance payment equal to two years of his base salary on the date of his termination. If Mr. Cooper were terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he was to receive a severance payment equal to two years of his base salary and an amount equal to two times the amount of his last bonus received.

         Mr. Cooper resigned as Chief Executive Officer for personal reasons effective December 2, 2002. The foregoing termination and severance provisions were not implicated by Mr. Cooper's resignation. In connection with his resignation, we entered into a Separation Agreement with Mr. Cooper. See "Certain Relationships and Related Transactions - Thomas J. Cooper." The Board and Compensation Committee believe the terms of the Separation Agreement were fair to both parties and in the best interests of the Company and its shareholders.

         C. RICH WILSON III. On February 25, 2002, we entered into an employment agreement with C. Rich Wilson III to serve as our Vice President and Secretary. This agreement commenced March 1, 2002 and was for a one-year term, which was and will continue to be automatically renewed for successive one-year terms unless earlier terminated pursuant to the terms of the agreement or with 60 days notice prior to the end of its term. Under the agreement, Mr. Wilson's base salary is $160,000 per year. Mr. Wilson is also entitled to an annual bonus, payable in cash or stock, in the discretion of the Board, and an annual bonus based upon the annual revenues we receive in connection with our feature film production, STEP INTO LIQUID.

         Mr. Wilson may be terminated for "cause" as defined in his employment agreement. If Mr. Wilson is terminated without "cause" or leaves New Visual for "good reason," each as defined in the agreement, he will receive a severance payment equal to the longer of that period of time remaining in his employment agreement or nine months. If Mr. Wilson is terminated without cause or with good reason within one year after a "change of control," as defined in the agreement, he will receive a severance payment equal to two years of his base salary plus an amount equal to two times the amount of his last bonus received.

         JOHN HOWELL. In January 2002, we entered into an employment agreement with John Howell to serve as our Executive Vice President. The agreement became effective January 1, 2002 and was for a one-year term. Under Mr. Howell's employment agreement he received an annual base salary of $125,000 per year and could be terminated by us at any time for "cause," as defined in the agreement. In the event Mr. Howell was terminated without "cause," left for "good reason," or was terminated as a result of a "Change in Control," each as defined in the agreement, any amounts owed by Mr. Howell under promissory notes issued to us by Mr. Howell (the "Howell Notes") were to be forgiven by New Visual. In the event Mr. Howell was terminated or left our employment for any other reason the Howell Notes were to be due and payable in full, upon demand.

         In September 2002, we entered into a Separation Agreement with Mr. Howell, terminating his employment with us effective September 30, 2002. Pursuant to the terms of the Separation Agreement, we agreed to forgive all amounts due on the Howell Notes, resulting in $178,400 in additional compensation to Mr. Howell. We also accelerated the vesting schedule with respect to Mr. Howell's restricted stock award and all outstanding options held by Mr. Howell, such that 100% of the restricted stock and options held by Mr. Howell became fully vested, subject to a lock-up limiting Mr. Howell's sale of the restricted stock. This lock-up arrangement expires on December 31, 2003. The Separation Agreement extended until September 30, 2003 Mr. Howell's right to exercise 20,000 of his outstanding stock options. The remaining 140,000 stock options currently held by Mr. Howell were unaffected by his separation from New Visual.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         There are no compensation committee interlocks between the members of our Compensation Committee and any other entity. During the beginning of our 2002 fiscal year, the compensation committee was comprised of Lilly Beter, Celso
B. Suarez, Jr. and Ivan Berkowitz. Thomas J. Cooper and Bruce Brown replaced Ms. Beter and Mr. Suarez on the committee following Ms. Beter's and Mr. Suarez's resignation from our Board of Directors. Mr. Cooper served as a member of the compensation committee until becoming our Chief Executive Officer. At present, Bruce Brown and Ivan Berkowitz are the members of the Compensation Committee. Mr. Cooper, our former Chief Executive Officer, served on the Compensation Committee during the last fiscal year; however, Mr. Cooper served on the Compensation Committee prior to becoming an officer or employee of New Visual. None of the current members of the Compensation Committee was, or has ever been, an officer or employee of ours or any of our subsidiaries.

         On April 9, 2000, we entered into an agreement with Mr. Brown, as well as with Dana Brown and John-Paul Beeghly (collectively, the "Brown Partners") in which we agreed to form a venture and produce our STEP INTO LIQUID motion picture. In this agreement, we agreed to finance the production of the film for up to $2,250,000. Upon its release, we will receive all revenues generated by the film until such time as we recover 100% of our investment in the film. Once we recoup our investment in the venture, 50% of the net profits generated by the film will be paid to the Brown Partners and 50% will be paid to the Company.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors consists of Ivan Berkowitz and Bruce Brown, neither of whom are employees or officers of New Visual. Mr. Berkowitz serves as the Committee's Chairman. The Committee sets compensation policy and administers New Visual's cash and equity incentive programs for the purpose of attracting and retaining skilled executives who will promote New Visual's business goals and build shareholder value. The Committee is also responsible for reviewing and making recommendations to the Board regarding all forms of compensation to be provided to the Company's named executive officers, including stock compensation and bonuses. The Compensation Committee met once during the 2002 fiscal year.

         COMPENSATION PHILOSOPHY AND POLICIES

         The policy of the Committee is to attract and retain key personnel through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership. The Committee's objectives are to ensure that:

         o there is an appropriate relationship between executive compensation and the creation of shareholder value;

         o the total compensation program will motivate, retain and attract quality executives; and

         o current cash and equity incentives are competitive with comparable companies.

         ELEMENTS OF COMPENSATION

         Compensation for officers and key executives includes:

         o    Annual cash compensation in the form of base salary;

         o    Discretionary or contractual bonuses;

         o    Equity elements through the issuance of stock and stock options;
              and

         o    Employee benefits, such as health insurance.

         Salary and Bonus
         ----------------

         Cash compensation consists of base salary, which is determined based upon the level of responsibility, expertise and experience of the executive and the competitive conditions of the industry.

         Equity Elements
         ---------------

         Ownership of New Visual's common stock is a key element of executive compensation. The Committee believes that a significant portion of executive compensation should be dependent upon the value created for the shareholders. Officers and other employees of New Visual are eligible to participate in the Company's 2000 Omnibus Securities Plan. This plan allows the Board or the Committee to grant stock options to employees on such terms as the Board or the Committee may determine. In addition, employees may be granted stock awards or stock options outside of these plans.

         Benefits
         --------

         Executive officers also receive benefits generally available to all employees of the Company (such as health insurance). Our executive officers receive only the benefits that are available to all of New Visual's employees.

         2002 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

         During the first eight months of the 2002 fiscal year, the Company's Chief Executive Officer was Ray Willenberg, Jr., with whom the Company had an employment agreement that was entered into in 2000. In light of the Company's financial situation, Mr. Willenberg agreed to forgo all raises due under his employment agreement and he continued to receive a salary of $250,000 per year during his time as the Company's Chief Executive Officer. In March of 2002, we entered into a three-year employment agreement with Thomas J. Cooper containing terms similar to Mr. Willenberg's former agreement. Mr. Cooper's contract provided that the Company would pay Mr. Cooper a base salary of $250,000 per year. Mr. Cooper's employment agreement also provided that the Board of Directors may grant to Mr. Cooper a bonus for each year of his employment under the employment agreement and an option to purchase 1,500,000 shares of the Company at an exercise price of $1.02. The agreement, as well as the options granted thereunder were terminated upon Mr. Cooper's resignation in December 2002.

                Bruce Brown               Ivan Berkowitz, Chairman

STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on New Visual Corporation's common stock for the period from October 31, 1997 through October 31, 2002 with the cumulative total return over the same period of the Russell 2000 Index and the line-of-business index for semiconductors and related devices (SIC Code 3674) published by Media General Financial Services.

         Assuming the value of the investment in our common stock and each index was $100 on October 31, 1997, and that all dividends were reinvested, the graph compares our cumulative total return with each of these referent indices plotted on an annual basis.


                         [STOCK PERFORMANCE GRAPH HERE]

                                       Cumulative Total Return
                       ---------------------------------------------------------
                         1997      1998      1999      2000      2001     2002
                       --------  --------  --------  --------  --------  -------
  NVEI                 $100.00   $ 24.44   $257.78   $798.67   $ 56.67   $50.00
  SIC Code Index        100.00    101.19    216.22    298.51    138.76    85.44
  Russell 2000          100.00     88.16     99.88    115.73     99.56    86.85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         BRAD KETCH. During our 2002 fiscal year we entered into several agreements with Brad Ketch, our current Chief Executive Officer. In March 2002, we entered into a one-year consulting arrangement with Mr. Ketch, in which we retained Mr. Ketch to provide consulting and advisory services with respect to our technology for transmitting high speed data over extended ranges of copper telephone wire. Pursuant to this consulting agreement, we agreed to pay Mr. Ketch $15,000 per month and granted him an option to purchase 50,000 shares of our common stock at an exercise price of $1.02 per share. The option was exercisable upon grant.

         In July 2002, we entered into an employment agreement and a second stock option agreement with Mr. Ketch whereby he become our Chief Marketing Officer. This employment agreement, which was for a three year term, began on July 1, 2002, and provided for a base salary of $15,000 per month, an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock, and a stock option grant of 405,000 shares, of which 105,000 vested on the date of grant. The remaining options vest quarterly, beginning on May 31, 2003, in equal amounts of 37,500 shares. These options have an exercise price of $1.09 per share.

         This July 2002 employment agreement was replaced in December 2002, when we entered into a second employment agreement and third stock option agreement with Mr. Ketch, by which Mr. Ketch became our Chief Executive Officer. This agreement, which is for a three year term, provides for a base salary of $250,000 per year, an annual bonus to be paid at the discretion of the Board of Directors in either cash or stock, and a stock option grant of 1,500,000 shares. It will be automatically renewed for successive one-year terms unless earlier terminated pursuant to the terms of the agreement or with 60 days' notice prior to the end of a term. The stock options awarded to Mr. Ketch in connection with his employment as our Chief Executive Officer vest in 12 quarterly installments of 125,000 shares, which began on March 1, 2003. These options are exercisable at $0.64 per share.

         THOMAS J. COOPER. On December 2, 2002, we entered into a Separation Agreement with Mr. Cooper. Mr. Cooper remains a director of the Company. Pursuant to this Separation Agreement, Mr. Cooper's employment agreement was terminated and he ceased to serve as our Chief Executive Officer. We agreed to reimburse Mr. Cooper for expenses of $10,000 incurred during his employment and to pay him deferred salary of $57,692.30 (the "Salary Payment") on or before March 31, 2003. The Salary Payment is payable in two installments, the first of which, totaling $10,000 was due and paid on or before February 15, 2003. The remainder of $47,692.30 was due on March 31, 2003. The Separation Agreement provided that if we failed to make the remaining payment pursuant to this schedule, we must pay Mr. Cooper interest at a rate of 24% per year on any unpaid amounts. The Separation Agreement also provided that we would continue Mr. Cooper's health insurance benefits for up to six months. As of the date of this Proxy Statement, we continue to owe Mr. Cooper $10,000 of the Salary Payment; however, Mr. Cooper has agreed to waive the interest payments due in consideration of our continuing his health insurance benefits, for which we will deduct $550 per month from the amount still owed to Mr. Cooper. Pursuant to the

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

terms of the Separation Agreement, the 1,500,000 stock options granted to Mr. Cooper in connection with his role as Chief Executive Officer were terminated. Mr. Cooper retained other options previously granted to him and remains a director of the Company.

         JOHN HOWELL. In September 2001 and January 2002, Mr. Howell issued promissory notes to us (the "Howell Notes"), whereby Mr. Howell agreed to repay loans we made to him totaling $160,214.72. The Howell Notes were payable on demand; however, pursuant to the terms of the Mr. Howell's employment agreement, as an annual bonus, one-fourth of the principal and accrued interest owed on the Howell Notes was to be forgiven on each anniversary of Mr. Howell's employment. The Howell Notes were forgiven in connection with Mr. Howell's Separation Agreement with us. See "Employment Agreements with Executive Officers - John Howell."

          CHARLES R. CONO. In July 2002, we borrowed $500,000 from the Charles
R. Cono Trust, a significant shareholder. The note reflecting this loan was due and payable with 10% interest on or before November 1, 2002 (the "July Note"). Also in July 2002, we entered into a consulting agreement with Mr. Cono in which we agreed to pay Mr. Cono $250,000 in exchange for his consulting services upon our receipt of gross revenues of at least $2,250,000 from our motion picture, STEP INTO LIQUID. On November 13, 2002, and effective as of October 31, 2002, we entered into a promissory note with the Charles R. Cono Trust in the amount of $514,520.55 that amended, restated and replaced in all respects the July Note. This promissory note, which bears interest at 10% per year, is due and payable upon three days demand by Mr. Cono, which could not be made prior to December 16, 2002. We currently owe approximately $465,000 on this note.

                   ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

         SHAREHOLDER PROPOSALS. Our bylaws provide that shareholder proposals and director nominations by shareholders may be made in compliance with certain advance notice, informational and other applicable requirements. With respect to shareholder proposals (concerning matters other than the nomination of directors), the individual submitting the proposal must file a WRITTEN NOTICE with the Secretary of New Visual at 5920 Friars Road, Suite 104, San Diego, California 92108 setting forth certain information, including the following:

         o a brief description of the business desired to be bought before the meeting and the reasons for conducting that business at the meeting;

         o    the name and address of the proposing shareholder;

         o the number of shares of common stock beneficially owned by the proposing shareholder; and

         o any material interest of the proposing shareholder in such business.

The notice must be delivered to the Secretary (1) at least 30, but no more than 60, days before any scheduled meeting or (2) if less than 40 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

         BOARD NOMINATIONS. A shareholder may recommend a nominee to become a director of New Visual by giving the Secretary of New Visual (at the address set forth above) a WRITTEN NOTICE setting forth the following information concerning each person the shareholder proposes to nominate:

         o    the name, age, business address and residence of the person;

         o    the principal occupation or employment of the person;

         o the number of shares of common stock beneficially owned by the person; and

         o any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules of the SEC.

         The shareholder's notice must also contain the following information concerning the proposing shareholder:

         o    the name and record address of the proposing shareholder; and

         o the number of shares of common stock beneficially owned by the proposing shareholder.

Such nominations must be made pursuant to the same advance notice requirements for shareholder proposals set forth in the preceding section.

         GENERALLY. Our annual meetings are held each year at a time and place designated by our board of directors in the notice of the meeting. Copies of our bylaws are available upon written request made to the Secretary of New Visual at the above address. The requirements described above do not supersede the requirements or conditions established by the SEC for shareholder proposals to be included in our proxy materials for a meeting of shareholders. The chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our bylaws.


         ---------------------------------------------------------------

            PLEASE TAKE A MOMENT NOW TO VOTE. PLEASE SIGN AND RETURN
           YOUR PROXY CARD OR FOLLOW THE PROCEDURES ON THE PROXY CARD
                  FOR VOTING OVER THE INTERNET OR BY TELEPHONE.

                                   THANK YOU.

         ---------------------------------------------------------------


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